Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-212571

April 20, 2017

USA ..,. Retail Investor ..,. English ..,. •sARCIAYs Products Product Suites About i Path ETNs About Us iPath• Quick links ..,. Search Enter CUSIP/Ticker/Underlyer Welcome to iPath® Exchange Traded Notes iPath"' Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees and costs. An investment in iPath ETNs involves significant risks. including possible loss of principal. and may not be suitabel for all investors. For additional information regarding risks associated with the ETNs, please see "Selected Risk Considerations" below. II II iPath® Series B Bloomberg Natural Gas iPath® Series B S&P GSCI® Crude Oil Total Return Index ETN Contact us For all enquiries, please instruct your broker/advisor/custodian to email us at etndesk@ Barclays.com or alternatively, your broker/custodian can call us at: Subindex Total Return METN 5 1-212-528-7990 Barclays capital Inc. acts as the issuer's agent in connection with the distribution of the iPath ETNs. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered US broker-dealer regulated by the SEC and the FINRA. The iPath "Series B Bloomberg Natural Gas Subindex Total Return 5M ETN is designed to provide investors with exposure to the to the Bloomberg Natural Gas Subindex Total ReturnSM Index. The iPath Series B S&P GSCJS' Crude Oil Total Return Index ETN is designed to provide investors with exposure to the S&P GSCJI" Crude Oil Total Return Index. View Product Summary View Product Summary Product Suites iPath® Announcements Tax Considerations of ETNs Investors in the Barclays ETNs will not receive a Schedule K-1. Distributions will be reported on Form 1099s. Please see the applicable prospectus for a more complete discussion of the primary tax treatment and alternative tax characterizations that a re possible with respect to each ETN. This information should not be considered tax advice. Investors are urged to consult their tax advisor with regard to their specific situation. Exchange Traded Notes (ETNs) have become increasingly popular investment instruments, providing single-trade access to hard-to-reach asset classes including commodities, volatility, and other investment strategies. July 26, 2016 Barclays Bank PLC announces reverse split of two iPath3-volatility ETNs. II> Learn more a bout tax considerations of ETNs II> Learn more a bout the iPath ETN suite of products 11> View press release Selected Risk Considerations v An investment in the iPath ETNs described herein (the "ETNs") involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here and select product specific risk factors are summarized under. Select Risk Considerations" on the relevant product pages, but we urge you to read the more detailed explanation of risks described under "Risk Factors" in the applicable product prospectus. You Hay lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price “'VWAP") level, in the case of the iPath'!:•S&P MLP ETN, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index or the VWAP level, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index or the VWAP level has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and other applicable costs, the return on the ETNs will al ways be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNsare unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived a-edit worthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you ma y not receive any amounts owed to you under the terms of the ETNs. A Trading Market for the ETNs Hay Not Develop: Although the ETNs are listed on a U.S. national securities exchange, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain an y listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 20,0000, 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain . You should consult your own tax advisor a bout your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www. iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling 212-528-7990, or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. © 2016 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, service marks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED • NO BANK GUARANTEE • HAY LOSE VALUE Products Product Suites About iPath ETNs About Us • Equity • Equity ETNs • Understanding ETNs • About Us Commodities Commodity ETNs Investing in iPath ETNs iPath Announcements Currencies Currency ETNs Trading and Redemption Contact Us Fixed Income Fixed Income ETNs Premiums and Discounts Alternatives Alternative ETNs Tax Considerations © Barclays Bank PLC 2016 Contact Us About Us Selected Risk Considerations Privacy & Cookies Access ability